CURRENT REPORT FOR ISSUERS SUBJECT TO THE
1934 ACT REPORTING REQUIREMENTS

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report  (Date of Earliest Event Reported): April 21, 2011

Radient Pharmaceuticals Corporation
 (Exact name of registrant as specified in its charter)

Delaware	001-16695	33-0413161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2492 Walnut Avenue, Suite 100, Tustin, California, 92780-7039
 (Address of principal executive offices (zip code))

 714-505-4461
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Section 7 – Regulation FD
Item 7.01 – Regulation FD Disclosure

Section 8 – Other Events
Item 8.01: Other Events

As disclosed in the Current Report on Form 8-K that we filed with the Securities and Exchange Commission on April 18, 2011, we had our appeals hearing before the NYSE Amex (the “Exchange”) Listing Qualifications Panel (the “Panel”), on April 14, 2011 and disclosed that we would provide an update to the public following receipt of the Panel’s decision.  We are filing this Current Report on Form 8-K to disclose that the Panel rendered its decision on April 20, 2011.   The Panel granted our request for continued listing on the Exchange subject to the satisfaction of certain conditions.

As a threshold matter, prior to granting the extension, we were required to satisfactorily address at the hearing the concerns raised by the Staff of NYSE Regulation, Inc. that we overstated the scope of our collaboration agreement with Mayo Validation Support Services.  Pursuant to the Panel’s decision, on or before June 23, 2011, we are required to demonstrate compliance with all applicable requirements for continued listing and, in particular, must complete the following actions: file our Annual Report on Form 10-K with the Securities and Exchange Commission; hold the planned stockholders’ meeting at which directors will be elected; and, complete our plans for raising additional equity capital, thereby demonstrating our compliance with the Exchange’s stockholders’ equity requirement of $6 million and the lack of any financial impairment.

Although we are diligently working toward satisfying the conditions established by the Panel and demonstrating compliance with all applicable requirements for continued listing on the Exchange, there can be no assurance that we will be able to do so.

The foregoing information has been disclosed herein as it is material to our status with the Exchange and should not be construed as an offer to sell or solicitation of an offer to buy our securities.

On April 21, 2011 we issued a press release disclosing the Panel’s decision and such press release is attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits

 (c) Exhibits

Exhibit No.	Description

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIENT PHARMACEUTICALS CORPORATION

/s/ Akio Ariura
Name: Akio Ariura
Title: CFO

Dated:  April 21, 2011